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INVESTING FOR GEEKS

Invest in iconic pop culture collectibles, with as little as $30.

Buy shares in rare finds from your favorite fandoms — like vintage trading cards, comics, and memorabilia.

Join for free to start investing.

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OUR LATEST OFFERING

Mythic Markets offers real securities in accordance with Regulation A.



FANTASY ART

Benalish Hero Art

One of old-school Magic's most famous faces

Offering amount
$42,000

Share price
$35

505 / 1200 shares sold — 695 left

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Bloomberg TechCrunch the HUSTLE HYPEBEAST




SPIDER MAN

Why invest in collectibles?

Alternative assets like collectibles and art have been increasing in popularity for decades. Pop culture collectibles in particular have surged in demand ever since geekdom went mainstream.

It's true—you can be a "good" adult while investing in fun stuff you actually care about.

But up until now, these opportunities have

We give fans the chance to own a piece of the things they love, no matter how deep their pockets are. And we aim to make it as easy as investing in the stock market.

been prohibitively expensive for most people.
That's why we're here.


Mythic Markets Investing for geeks | Fractional shares of pop culture collectibles
MYTHIC MARKETS
Invest in these
pop-culture icons

"We are proud geeks."

How does it work?


mythicmarkets.com
MYTHIC MARKETS
MAGIC: THE GATHERING
Alpha Black Lotus
MTG-ABL90
Current clearing price
$64.00
Buy
Sell
Portfolio

1 Mythic Markets hand-picks and buys rare, iconic pop culture collectibles, which we store and maintain.

2 We turn each asset into a mini-company, split it into shares and make them available for investment in our marketplace, just like stocks.

3 Buy shares and get a portion of the profits if the asset is liquidated. We also intend to offer a platform for you to buy/sell shares.*

Learn more

Diversify your portfolio

Step up your investment game in a way that's easy, affordable, and fun.

Access once-unattainable opportunities

We do all the work of vetting, sourcing, securitizing, maintaining and storing the assets, so all you have to do is visit Mythic Markets.



Enjoy your hobbies in a whole new way

We introduced the world's first initial offering of a collectible trading card. And that's just the beginning.

Own a piece of pop culture

Brag about it to your friends. Be a part of an awesome fan community. Enjoy exclusive perks and giveaways.

"Not only am I a Magic geek, I have an MBA in finance and a love of the collectibles finance space. I LOVE this space and really like what Mythic Markets is doing with the concept."



Alasdair Y.
Senior Engineer, Pokemon GO

"This is great for people like me who don't collect comic memorabilia, but would still like to be a part of it! Looking forward to investing."



Dewan F.
Physician and entrepreneur

"We are thrilled to be backing Mythic Markets. We think they can play a big role in leveling the playing field for people interested in owning physical assets. By increasing liquidity and distributing ownership, more people can invest in a wider range of things they enjoy."



Sam L.
Partner, Slow Ventures

"I'm super excited about Mythic Markets because it's a chance for fans to own a piece of something they're passionate about. It's also about time we have an easy way to invest in things without having to hold inventory or tie up huge amounts of capital."



Jon Saso
Owner of Channel Fireball and Advisor to Mythic Markets

Frequently asked questions

So Mythic Markets bought this collectible and is selling pieces of it?

Yep, you got it. Mythic Markets also stores and maintains it in an effort to protect it from damage.

Who can invest?

Adults with a U.S. Social Security number can invest on Mythic Markets. You do not have to be an accredited investor. We intend to expand internationally, so let us know where you're located!

How do I make money?

We intend to offer a secondary trading market. We'll keep you updated as we get closer to releasing this feature. Shareholders may also get a portion of the profits if the asset is sold.*

Is there a trading fee?

No, there is no trading fee paid by investors. The share price you see on the website is exactly the price an investor will pay.

View all FAQs


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Mythic Markets is the investing platform to buy, sell and trade fractional shares in rare pop culture collectibles.*

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About FAQ Blog Contact Terms & Privacy Legal

Mythic Markets, Inc ("Mythic Markets") operates the MythicMarkets.com website (the "Site") and is not a broker-dealer or investment advisor.

Securities for Series COM-FF160 offered through North Capital Private Securities, Member FINRA/SIPC, located at 623 East Ft. Union Blvd. Suite 101, Salt Lake City, UT 84047. You can review the brokercheck for NCPS here.

All other securities offered through Dalmore Group LLC, a registered broker-dealer and member of FINRA/SIPC, located at 1177 Avenue of The Americas, 7th floor, New York, NY 10036. You can review the brokercheck for Dalmore here. An up-to-date Dalmore Form CRS is available here.

You should speak with your financial advisor, accountant and/or attorney when evaluating any offering. Neither Mythic Markets, its affiliated issuers, North Capital, nor Dalmore makes any recommendations or provides advice about investments, and no communication, through this website or in any other medium should be construed as a recommendation for any security offered on or off this investment platform. The Site may make forward-looking statements. You should not rely on these statements but should carefully evaluate the offering materials in assessing any investment opportunity, including the complete set of risk factors that are provided for your consideration.

Mythic Collection, LLC ("Collection") is conducting public offerings pursuant to Regulation A, as amended, through the Site. The offering circular for Collection can be found here. Past performance is no guarantee of future results. Investments such as those on the Mythic Markets platform are speculative and involve substantial risks to consider before investing, outlined in the respective offering materials and including, but not limited to, illiquidity, lack of diversification and complete loss of capital. Key risks include, but are not limited to, limited operating history, limited diversification, risk of asset damage or theft and lack of voting rights. Also, the adverse economic effects of the COVID-19 pandemic are unknown and could materially impact this investment. An investment in an offering constitutes only an investment in a particular series and not in Mythic Markets, Collection or the underlying asset(s). Investors should carefully review the risks located in the respective offering materials for a more comprehensive discussion of risk.

Mythic Markets is "testing the waters" to gauge market demand from potential investors for certain Offerings under Tier II of Regulation A. No offer to buy the securities can be accepted and no part of the purchase price can be received until the offering statement is qualified. You have no obligation prior to our Regulation A's qualification date. Mythic Collection, LLC intends to offer securities only through the use of an Offering Circular that is part of an Offering Statement qualified by the Securities and Exchange Commission under Tier II of Regulation A. A copy of the Offering Circular may be obtained here or by requesting a copy by e-mailing support@mythicmarkets.com.

Investment overviews contained herein contain summaries of the purpose and the principal business terms of the investment opportunities. Such summaries are intended for informational purposes only and do not purport to be complete, and each is qualified in its entirety by reference to the more-detailed discussions contained in the respective offering circular filed with the securities and exchange commission ("SEC") or other offering materials relating to such investment opportunity.

From time to time, affiliates of Mythic Markets will seek to qualify additional securities under Regulation A. For offerings that have not yet been qualified, no money or other consideration is being solicited and, if sent in response, will not be accepted. No offer to buy securities can be accepted, and no part of the purchase price can be received, until an offering statement filed with the SEC has been qualified by the SEC or unless as stated in the offering materials relating to an investment opportunity, as applicable. Any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of acceptance given after the date of qualification by the SEC or as stated in the offering materials relating to an investment opportunity, as applicable. An indication of interest involves no obligation or commitment of any kind.

Mythic Markets does not offer refunds after an investment has been made. Please review the relevant offering materials and subscription documentation for more information.

An active trading market for any series of Collection interests may not develop or be sustained. If an active public trading market for Collection interests does not develop or is not sustained, it may be difficult or impossible for you to resell your interests at any price. Even if an active market does develop, the market price could decline below the amount you paid for your interests. There is no assurance that the Mythic Markets platform will provide an active market for resales of Collection interests. Further, without the Mythic Markets platform, it may be difficult or impossible for you to dispose of your interests. If the market develops for any series of Collection interests, the market price of such interests could fluctuate significantly for many reasons, including reasons unrelated to performance, the underlying assets or any series, such as reports by industry analysts, investor perceptions or announcements by competitors regarding their own performance, as well as general economic and industry conditions.

MYTHIC MARKETS

Marketplace | Portfolio | Joseph

DC COMICS

All-Star Comics #8

COM-WONDR

Offering amount

$37,000

Share price

$37

The first appearance of Wonder Woman

Year	1942
Grade	CGC 4.0
Rarity	1 of 63 books graded 4.0+
Source	Heritage Auctions



NO.8
DEC-JAN.
ALL STAR Comics
10¢

COMING SOON

Notify me

SHARE Copy link

What you get

- Interests in an LLC series that owns this asset — like shares in a company that owns a single asset. (To make fractional ownership possible, each asset on Mythic Markets is set up as its own series of a master LLC.)
- Earning potential from sale of the asset. We also intend to offer a secondary trading market. We'll keep you updated as we get closer to releasing this feature.
asset on Mythic Markets is set up as its own series of a master LLC.)
- Earning potential from sale of the asset. We also intend to offer a secondary trading market. We'll keep you updated as we get closer to releasing this feature.
- Buy 5 or more shares to get the exclusive pin

Historical sales of similar items

Current market price

$37,000



$100K
$75K
$50K
$25K
$0
2008
2011
2014
2017
2020

This graph was created using sales data from GoCollect, GPAnalysis and Heritage Auctions. Last updated November 2020. Past performance may not be indicative of future results.

Few characters are as aptly named as Wonder Woman.

The Amazon princess of DC Comics has been a symbol of feminine excellence for generations, combining strength and compassion as the ideal superhero. Her comic book exploits have remained popular with fans even when the medium was at its lowest, and through TV and film Wonder Woman has been able to reach an even wider audience.

She has been the face of women in comics since her earliest days, and yet throughout 80 years of feminist progress Diana of Themyscira has remained a genuine inspiration and role model whose contributions to that cause cannot be overlooked. The longevity and appeal of Wonder Woman are a testament to the philosophy of her creators: a research psychologist who believed women should rule the earth, and the many remarkable ladies who worked with him.



The man behind Wonder Woman

Wonder Woman is a creation from the earliest cultural wave of superheroes, now known as the "Golden Age of Comics". After the success of Superman kicked off a fad for the genre in 1938, publishers flooded the market with new super-powered characters. In spirit with the sci-fi and pulp adventure stories of the time, no idea was too wild for publication – there were magic lanterns, flame-spouting androids, mer-men, mole-men, genetic super-spies, ancient wizards and mad scientists aplenty. But what there were not, for the most part, were women!

sci-fi and pulp adventure stories of the time, no idea was too wild for publication – there were magic lanterns, flame-spouting androids, mer-men, mole-men, genetic super-spies, ancient wizards and mad scientists aplenty. But what there were not, for the most part, were women!

This was not unusual for media at the time, but it did attract the attention of popular psychologist and sometimes-screenwriter William Moulton Marston. Marston lived an interesting life as a Harvard academic who lectured on psychological assessment, but also put his research findings into real practice as part of a radical and progressive lifestyle.

The most pivotal moment of his life was meeting fellow psychology student Elizabeth Holloway during their undergrad years. She soon became his wife, as well as his connection to early feminist theory.



The Marstons, Elizabeth and William, on vacation in 1918.

Like many of the women in Marston's life, Elizabeth was an impressive person. Barred from studying in the hallowed halls of Harvard for her sex, she became an invaluable partner to William on his doctoral studies while still working towards her own master's at Radcliffe College. Elizabeth's observation to her husband that she could feel her blood pressure rising when she got emotional inspired the subject of his thesis; he went on to develop the systolic blood pressure test, famously used with a polygraph machine to detect when someone is lying!

Marston's observations from polygraph tests convinced him that women were more honest and emotionally stable than men. This belief in feminine superiority would become the compass that guided the rest of his life. Marston was certain that elevating women to leadership positions and teaching men to embrace more feminine traits would be key to a peaceful and utopian future.

A superhero who triumphs through love

Marston's psychological research continued through the 1920s and '30s, focusing on how love and compassion could improve society. He was aided in this not only by Elizabeth, but by research assistant Olive Byrne, whose aunt Margaret Sanger was a prominent feminist and founder of Planned Parenthood. Marston published work by Byrne in his own books, and in return she would submit reviews or interviews with him to journals and periodicals.

One such interview was published in women's magazine Family Circle in late 1940. With World War II creating a boom in both comic books and an accompanying social backlash, Marston came out strongly in favor of the new medium:

"They say [comics] are not literature - adventure strips lack form, mental substance, and emotional appeal to any but the most moronic of minds. Can it be that 100,000,000 Americans are morons?"

The sight of a respected psychologist and academic defending comic books caught the attention of M.C. Gaines, one of the founders of DC Comics. Marston was hired as an educational consultant for the publisher shortly thereafter. This was exactly what Marston and his wife had hoped for, because it gave him the clout to push their new idea for a superhero!

Marston's belief in the need for "love leadership" had only been compounded by the outbreak of another World War, and he saw in the popular medium of comics a way to promote it to the masses. Marston's idea was to introduce a character with the awesome qualities of Superman, but who triumphs with love instead of "fists or firepower". Elizabeth approved of the concept, but with one condition: "But make her a woman."


WAGING A WAR IN A MAN-MADE WORLD FOR FREEDOM, DEMOCRACY, AND WOMANKIND!
Wonder Woman
THE COMPLETE NEWSPAPER STRIP 1944-1945
STEVE TREVOR
WM MARSTON
H.G.PETER

Instant all-star

Marston pitched the idea for his superheroine to Gaines. As expected, the publisher gave him the green light - suggesting only that the character go by "Wonder Woman" instead of Marston's proposal, "Suprema". Compared to the unrecognizable early versions of Batman and Superman, the character DC introduced was very close to the Wonder Woman we know today: an Amazon princess from the isle of Themyscira whose rescue of downed U.S. officer Steve Trevor draws her into the affairs of "Man's World" and a career fighting for justice!

Wonder Woman was also given very high status as a character from the beginning. Despite being a fresh pitch from an untried creator, DC slotted her in as a member of their top-selling superhero team, the Justice Society of America. *All-Star Comics* was the home of the JSA, and issue #8 became Wonder Woman's official debut for DC.

In her own special segment contributed by Marston, Diana's backstory is laid out for the first time, and her powers, costume and attitude are established. Queen Hippolyta and many details of Amazon society are also sketched out - fertile ground which writers decades later would mine as they searched for new directions to take the character.

Of course the story shows Wonder Woman clashing with Nazis - it was World War II after all - and their obvious evil pushes her to take leave from her magical homeland and come to America. Once there, she would take her rightful place in the Justice Society - as their secretary!


HOW NICE FOR YOU.
THERE'S A RUMOR HE CAN'T BE INJURED.
LET'S TEST THE TRUTH OF THAT.

If that sounds off-brand for a feminist writer like Marston, you're right - except that the secretary job was actually another sign of respect from DC for their heroine. You see, the

publisher had an in-house rule at the time that no hero headlining their own comic series would take an active role in JSA stories. A-list heroes like Superman and Batman were described as "honorary members" instead, ironically making *All-Star Comics* the B-grader comic book.

Even before her debut, DC knew Wonder Woman was no B-grader! Her secretarial role - and this entire *All-Star Comics #8* appearance - was just a way to announce her new honorary membership of the JSA before she made her headline debut the next month, in the wonderfully-named Sensation Comics #1.

The leading woman of comics

And it worked! Whether it was the novelty of a fistfighting superheroine, her immediate elevation to top-hero status, or the constant, sometimes scandalous infusion of Marston's feminist philosophy into the writing, Wonder Woman immediately took off among readers everywhere. Popular with young women as well as Marines on the bases, Diana's design - reputedly based on the combined appearances of Elizabeth Marston and Olive Byrne - became the enduring symbol of everything William Marston idealized.



She soon moved from starring in Sensation Comics to her very own Wonder Woman series, many issues of which were ghostwritten by Marston's 19-year-old assistant, Joye Hummel. When he eventually succumbed to cancer in 1945, it was Hummel whose work grew Diana's massive and lasting popularity - just one more in a lineage of inspiring women who have contributed to the legacy of Wonder Woman, which continues even to her modern cinematic adventures.

The asset


10¢
Comics




4.0
View photos

Source

We purchased the book from a private client of Heritage Auctions.

Grading

The authenticity and quality of this asset were verified by Certified Guaranty Company (CGC), the comics industry standard for third-party grading. This asset's grading is in the top 50% of all CGC-graded *All-Star Comics #8* books.

4.0
Very good condition

1 of 63
4.0 or higher

Authenticator	CGC
Grade	4.0 (Universal)
Pages	Cream to off-white
Restored	No
Serial number	2113187001
Date Graded	April 14, 2020
Story	Gardner Fox & William Marston
Cover & art	Everett E. Hibbard

History

Oct 1941	*All-Star Comics #8* is published
Mar 1974	Wonder Woman TV film released (First broadcast appearance)
Nov 1975	Wonder Woman TV show launched
Mar 2016	Batman v Superman: Dawn of Justice film released
June 2017	Wonder Woman film released
Nov 2017	Justice League film released
Apr 2020	WONDR gets graded by CGC
Jul 2020	Mythic Markets acquires WONDR
Dec 2020	Wonder Woman 1984 released
Dec 2021	Zack Snyder's Justice League scheduled for release

Storage

Once a book has been graded, it's carefully fitted into an archival-quality clear well to prevent damage from movement, and then gets encapsulated in a tamper-proof, protective case with a unique label and serial number.

It's stored in a temperature and humidity controlled vault with 24-hour security.

Legal

Offering circular
Offering circular summary in plain English

Mythic Markets is "testing the waters" to gauge market demand from potential investors for this series offering under Tier II of Regulation A. No offer to buy the securities of this series can be accepted and no part of the purchase price can be received until the offering statement relating to this series offering is qualified. You have no obligation prior to our Regulation A's qualification date. Mythic Collection, LLC intends to offer securities of this series only through the use of an Offering Circular that is part of an Offering Statement qualified by the Securities and Exchange Commission under Tier II of Regulation A. A copy of the Offering Circular that includes information relating to this series offering may be obtained here or by requesting a copy by e-mailing support@mythicmarkets.com.

Questions? We got you.

So Mythic Markets bought this collectible and is selling pieces of it?

Yep, you got it. Mythic Markets also stores and maintains it in an effort to protect it from damage.

How do I make money?

We intend to offer a secondary trading market. We'll keep you updated as we get closer to releasing this feature. Shareholders may also get a portion of the profits if the asset is sold.*

Who can invest?

Adults with a U.S. Social Security number can invest on Mythic Markets. You do not have to be an accredited investor. We intend to expand internationally, so let us know where you're located!

Is there a trading fee?

No, there is no trading fee paid by investors. The share price you see on the website is exactly the price an investor will pay.

View all FAQs
